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                                                                  EXHIBIT 10.19


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of the 29th day of January, 1998 between WSMP, Inc., a North Carolina corporation ("Employer"), and L. Dent Miller, a North Carolina resident ("Employee");

                              W I T N E S S E T H:

         WHEREAS, Employer desires to employ Employee and Employee desires to be so employed upon the terms and conditions provided herein; and

         WHEREAS, as a condition precedent to Employer's obligation to consummate the transactions (the "Closing") contemplated by that certain Agreement and Plan of Merger dated as of November 14, 1997 (the "Merger Agreement") among Employer, Sagebrush, Inc. ("Sagebrush"), WSMP Acquisition, Inc., Charles F. Connor, Jr. and Employee, Employee is required to execute and deliver this Agreement; and

         WHEREAS, Employer anticipates restructuring its restaurant operations into a single wholly-owned subsidiary ("Restaurant Sub");

         NOW, THEREFORE, in consideration of the covenants contained herein, together with other valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. Employment. Employer agrees to employ Employee and Employee hereby accepts such employment upon the terms and conditions set forth in this Agreement. Employee shall report to the Chief Operating Officer of Employer (or, if none exists, then the Chief Executive Officer of Employer) and shall perform such duties as the Chief Operating Officer or the Chief Executive Officer, as the case may be (the "Superior Officer") may reasonably require. Employee shall become the President of Restaurant Sub upon the organization thereof and shall remain in such office unless and until his employment is terminated hereunder. Employee shall not be required to locate outside of the Claremont - Statesville area.

         2. Term. This Agreement shall terminate two years from the date of the Closing, unless it is terminated earlier in accordance with other provisions hereof.

         3. Compensation. While employed by Employer under this Agreement:

         (a) Employee shall be entitled to receive an annual base salary of $200,000, payable in equal bi-monthly installments. Any increases in Employee's base salary shall be in the discretion of the Superior Officer, subject to ratification by the Compensation Committee of the Board of Directors of Employer or, if no such Compensation Committee exists, then by the entire Board of Directors of Employer (in either case, the "Directors").



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         (b)      Employee shall be entitled to receive such bonuses and stock option grants as the Superior Officer shall determine from time to time in his discretion, subject to ratification by the Directors.

         4. Fringe Benefits. While employed by Employer under this Agreement:

         (a) Employee shall be reimbursed for all reasonable and necessary business expenses incurred by him on behalf of Employer, provided that he shall submit substantiation of such expenses in form acceptable to the Internal Revenue Service.

         (b)      Employee shall be entitled to four weeks of vacation per year.

         (c) Employee shall be entitled to participate in all such health or accident insurance plans, life insurance plans, major medical plans and other similar plans and arrangements of Employer as may from time to time be in effect for the benefit of Employer's officers and employees generally. The parties acknowledge that Employee presently has group life coverage at the level of $450,000 face amount, and that Employer's present plan does not provide for such level of coverage. The Employer will use its reasonable efforts to obtain additional term coverage on Employee, without replacing the Employer's standard insurance plan, and subject to the Employee's insurability. Employee shall be entitled to receive such other and additional fringe benefits as may be agreed upon in writing with Employer.

         (d) Employee shall be entitled to the use of a vehicle of similar make, model and year as is presently provided to Employee by Sagebrush, Inc.

         5. Termination.

         (a) Employer may, by written notice to Employee, terminate this Agreement at any time for Cause (as defined below), it being understood that no termination of this Agreement shall affect
                  (1) Employee's obligations under Sections 7 and 8 of this Agreement, which shall remain in full force and effect, or (2) Employer's obligation under Section 3(a) to pay Employee his annual base salary for the remainder of the two-year term of this Agreement, except as provided in subsection (iii) hereof. The term "Cause" shall mean:

                  (i) commission of a wrongful act by Employee that has had or will have a material adverse effect on the business, operations or financial condition of Employer;

                  (ii) willful and material failure by Employee to perform any one or more of the duties assigned to him in or pursuant to this Agreement;


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                  (iii)    engaging in any outside activity prohibited by
                           Section 6 hereof, or failing to comply with any provision of Section 7 or 8 hereof, it being understood and agreed by the parties that such activities by the Employee terminate the Employer's obligation to continue paying the Employee under
                           Section 3(a);

                  (iv)     conviction of a criminal offense; or

                  (v) the taking of any act, or the omission to take any act, the reasonably foreseeable result of which act or omission is to adversely affect the operations, goodwill, reputation or image of Employer.

         (b) This Agreement shall terminate upon the death of Employee if prior to the end of the term. Neither Employee nor his estate shall be entitled to receive any severance pay in either such event.

         (c) If Employee shall become subject to any Disability (as defined below), then Employer may terminate this Agreement by giving Employee written notice of termination. After such termination, Employee shall continue to receive his annual base salary for the remainder of the two-year term of this Agreement. During any period in which Employee is subject to any Disability, any compensation and bonus payments due to Employee under this Agreement shall be reduced by any payments made to Employee during such period under the terms of any disability insurance policy provided or paid for by Employer. The term "Disability" shall have the same meaning herein as in any disability insurance policy maintained by Employer on Employee's behalf; in the event that no such policy is maintained, it shall mean mental or physical impairment or incapacity rendering Employee unable to perform his essential duties under and pursuant to this Agreement with or without reasonable accommodations for a period of 120 days or more out of any 360-day period during the term of this Agreement, as determined by a licensed physician experienced in the particular area wherein the disability may be claimed and selected by the Superior Officer of Employer in his discretion and upon his initiative or upon the request of Employee or a person acting on his behalf.

         6. Outside Activities. During the term of this Agreement, Employee shall serve Employer faithfully and to the best of his ability and shall devote all of his working time and energies to the furtherance of Employer's business; provided, however, that Employee may continue to operate and manage any restaurant in which Employee, but not Sagebrush, owns an equity interest disclosed on the form attached hereto as Exhibit 6; and provided further that Employee, while employed hereunder, shall not engage in any activity detrimental to Employer or which interferes with the performance of his duties hereunder.

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         7. Covenant Not to Disclose Confidential Information. During the term of this Agreement, Employee will be placed in a position by Employer to become acquainted with confidential and privileged information of Employer and its affiliates and successors, including, but not limited to, customer files, customer lists, special customer matters, sales methods and techniques, merchandising concepts and plans, business plans, sources of supply and vendors, special business relationships with vendors, agents and brokers, promotional materials and information, financial matters, mergers, acquisitions, selective personnel matters and confidential processes, designs, formulas, ideas, plans, devices or materials, and other similar matters which are confidential (any and all such information being referred to herein as "Confidential Information"). The use of Confidential Information against Employer would seriously damage Employer's business. Accordingly, Employee agrees that during the term of this Agreement and at all times thereafter with respect to financial matters and information, and during the Restrictive Period (as defined below) with respect to all other Confidential Information:

         (a) He shall not, directly or indirectly, use, divulge, publish or otherwise reveal or allow to be revealed any aspect of the Confidential Information to any Person (as defined below) except by Employer's prior, express and written consent or as required by law;

         (b) He shall refrain from any action or conduct which might reasonably or foreseeably be expected to compromise the confidentiality or proprietary nature of the Confidential Information; and

         (c) He has no right to apply for or to obtain any patent, copyright, or other form of intellectual property protection with regard to the Confidential Information.

The term "Person" shall mean any person, firm, partnership, trust, corporation or other association (whether governmental or private). The disclosure by Employee of Confidential Information in the bona fide conduct of his duties under Section 1 of this Agreement shall not constitute a breach of this Agreement. In further consideration of the salary paid to him by Employer, Employee agrees that he will promptly communicate, disclose and deliver to Employer any and all inventions, discoveries, marketing concepts and ideas, promotional ideas, trade names, trademarks and other improvements relating to devices, methods, formulas, sales and distribution concepts or processes of any nature whatsoever that are used in the business of Employer and created or developed by Employee while in the employ of Employer. Employer shall have the right, at its expense, to apply for U.S. and foreign patents and trademarks on any inventions, discoveries, trade names, trademarks and other improvements in the name of Employee. Employee, upon request, shall at once execute any and all documents relating to the application for and assignment to Employer of all such applications without further compensation for such assignment.

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         8. Covenant Not to Compete.

         (a) Covenant. Employee hereby stipulates, covenants and agrees that, during the Restrictive Period (as defined below), he shall not, directly or indirectly, other than on behalf of Employer, without Employer's prior, express and written consent:

                  (i) Engage in Competition (as defined below) with Employer or any of its successors or assigns; or

                  (ii) Employ or solicit the employment of any individual who is, or has been, at any time during the Restrictive Period or during the twelve complete calendar months immediately preceding the date of this Agreement, an employee of Employer.

         (b) Definitions. As used in this Section, the following terms shall have the following meanings:

                  (i) "Business" shall mean the business conducted by Employer at the date of this Agreement, including the business of restaurant franchising, restaurant operations and food processing; excluding, however, the operation and management of any restaurant in which Employee, but not Sagebrush, owns an equity interest disclosed on the form attached hereto as
                           Exhibit 6.


                  (ii)     "Competition" shall mean:

                           (1) Engaging in a business substantially similar to the Business within the Territory;

                           (2)      Assisting any Person (whether in a
                                    financial, managerial, employment, advisory or other material capacity) to engage in a business substantially similar to the Business within the Territory; provided, however, that nothing herein shall preclude Employee as a bona fide lessor from leasing restaurant property to a tenant; or

                           (3) Owning any interest in or organizing a corporation, partnership, or other business or organization which engages in a business substantially similar to the Business within the Territory; provided, however, that nothing herein shall preclude Employee from holding not more than one percent of the outstanding shares of common stock of any company whose shares of common stock are listed on a national securities exchange or authorized for quotation by NASDAQ.

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                  (iii)    "Restrictive Period" shall mean the period from the
                           date of this Agreement through the date that is exactly two years after the date of termination of this Agreement.

                  (iv) "Territory" shall mean: the 25-mile radius from (A) any restaurant owned or franchised directly or indirectly by the Company, (B) any food processing facility of the Company or (c) any other situs used directly or indirectly by the Company, in any such case at which Employee assisted in the operation of the Business; and the 25-mile radius from (X) any restaurant owned or franchised directly or indirectly by Sagebrush or (Y) any other situs at which Sagebrush conducted business directly or indirectly from the date of organization of Sagebrush through the date of termination of this Agreement.

         (c) Reasonable Exception. Should Employee desire to invest or operate a restaurant which would constitute engaging in competition, Employee may request the Employer's consent to such investment or operation. If the proposed restaurant is of a type similar to a Sagebrush, Prime Sirloin, Western Steer, or Bennetts' restaurant concept, or any concept that the Employer at the time is engaged in or has announced plans at the time to engage in, the Employer may withhold its consent for any reason. If the proposed restaurant is not of one of the aforenamed concepts, then such consent shall not be unreasonably withheld.

                           The parties agree that proximity to an existing
                  Employer restaurant constitutes a reasonable basis for withholding consent.


         9. Enforcement. In the event of any breach of the provisions of this Agreement, Employer, its successors and assigns, in addition to any other remedies that they may have in law or in equity, shall be entitled to any and all of the following remedies:

         (a) It is stipulated that a breach or anticipatory breach by Employee of Section 6, 7 or 8 of this Agreement will cause irreparable damage to Employer and that, accordingly, Employer shall be entitled to an injunction restraining Employee from attempting to violate, violating or continuing a violation of Sections 6, 7 and 8 of this Agreement. The existence of any claim or cause of action on the part of Employee against Employer, its successors or assigns, whether arising from this Agreement or otherwise, shall in no way constitute a defense to the enforcement of these provisions.


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         (b)      The Restrictive Period shall be extended by any time period during which Employee is in violation of any of the provisions of this Agreement.

         10. Acknowledgement of Adequate Consideration. The parties stipulate and agree that the employment of Employee by Employer under this Agreement and the performance of Employer's obligations hereunder constitute sufficient consideration to support enforcement of the covenants of this Agreement.

         11. Acknowledgement of Reasonableness. Employee has carefully read and considered the provisions of this Agreement in consultation with attorneys of his choice and agrees that the restrictions set forth herein are fair and reasonably required for Employer's protection. In the event that any provision relating to the Restrictive Period and/or the Territory shall be declared by a court of competent jurisdiction to exceed the maximum time period or geographical area such court deems reasonable and enforceable under applicable law, the time period and/or area of restriction considered reasonable and enforceable by the court shall thereafter be the applicable Restrictive Period and/or Territory under this Agreement.

         12. Surrender of Books and Records. Employee agrees that all files, documents, records, customer lists, vendor and supplier records, books, products, calculations, drawings, descriptions, designs and other materials which come into Employee's use or possession during the term of this Agreement and that are in any way related to Employer's business shall at all times remain the property of Employer and that, upon the termination of this Agreement for any reason, Employee shall immediately surrender to Employer all such materials.

         13. Attorneys' Fees. Should it become necessary for Employer to institute legal proceedings as a result of the breach of any terms or covenants contained in this Agreement, Employer shall, if it is the prevailing party in such litigation, be entitled to have and recover from the non-prevailing party reasonable attorneys' fees plus court costs in addition to any and all relief otherwise available to the prevailing party, either at law or in equity. Should it become necessary for Employee to institute legal proceedings as a result of the breach of any terms or covenants contained in this Agreement, Employee shall, if he is the prevailing party in such litigation, be entitled to have and recover from the non-prevailing party reasonable attorneys' fees plus court costs in addition to any and all relief otherwise available to the prevailing party, either at law or in equity.

         14. Severability. The illegality, unenforceability or invalidity of any one or more covenants, phrases, clauses, sentences or paragraphs of this Agreement, as determined by a court of competent jurisdiction, shall not effect the remaining portions of this Agreement, or any part thereof; and, in case of any such illegality, unenforceability or invalidity, this Agreement shall be construed as if such covenants, phrases, clauses, sentences or paragraphs, to the extent and only to the extent determined to be illegal, unenforceable or invalid, had not been inserted.

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         15. Waiver of Breach. The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of any provision of this Agreement.

         16. Entire Agreement. This Agreement sets forth the entire understanding between the parties relating to the subject matter hereof and supersedes all previous and contemporaneous understandings or agreements, written and oral. This Agreement may be modified only by an agreement in writing, signed by all parties, purporting to modify it.

         17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to the principles of conflict of laws thereof.

         18. Notices. Any notice that may be given hereunder shall be in writing and shall be deemed to have given on the earlier to occur of (a) actual receipt or (b) the second business day after the same shall have been mailed by certified mail, postage prepaid, return receipt requested, to the parties at the addresses listed below:




         If to Employer:                   WSMP, Inc.
                                           1 WSMP Drive
                                           Claremont, NC 28610
                                           Attention:  David R. Clark



         If to Employee:                   L. Dent Miller
                                           209 Museum Road
                                           Statesville, NC 28625


         19. Successors, Heirs and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors, heirs and assigns.

         20. Survival. The provisions of Sections 6, 7, 8, 9, 10 and 11 hereof shall survive the termination of this Agreement for any reason and shall remain in full force and effect.

         21. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same Agreement.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    EMPLOYER:

                                    WSMP, Inc.


                                    By: /s/ JAMES C. RICHARDSON, JR.
                                        ---------------------------------

                                          Name:  Jimmy C. Richardson, Jr.
                                                 ------------------------

                                          Title: Chief Executive Officer
                                                 ------------------------


                                    EMPLOYEE:

                                    L. Dent Miller


                                    /s/ L. DENT MILLER
                                    -------------------------------------

(SEAL)


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                                   EXHIBIT 6

                               Untouchables Pizza
                                J & W Cafeteria
                                   Flapjack's
                                  Mel's Diner
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                                     Mom's





























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